Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 224-7028

PennyMac Mourns Passing of Stan Kurland, Founder and Chairman

Westlake Village, CA, January 25, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) along with its manager and service provider PennyMac Financial Services, Inc. (NYSE: PFSI) today announced the passing of the company’s founder and Non-Executive Chairman Stanford L. Kurland. Mr. Kurland died from complications related to COVID-19 and had been battling brain cancer. He was 68. The entire PennyMac community mourns the loss of Mr. Kurland, an esteemed industry leader, visionary and friend.

“I am deeply saddened to share the news of Stan’s passing. COVID-19 has robbed us of a great leader, mentor and friend,” said David Spector, President and Chief Executive Officer of PMT. “Stan leaves an indelible mark not only on PennyMac, but on the mortgage industry he helped to build and shape. His storied career in mortgage banking spanned more than four decades. With his passion and vision, Stan led and built two of the largest and most influential companies in our industry, making home loans to millions of Americans. He will be deeply missed by many in our industry and our community — including all of us here at PennyMac.”

“I am fortunate to have worked alongside Stan for the last 31 years and am honored to call him a dear friend,” Mr. Spector continued. “He was a genuine and gracious person to anyone he crossed paths with and he cherished his family and friends. On behalf of all of us at PennyMac, we send our deepest condolences to Stan’s wife, Sheila, and the entire Kurland family.”

Mr. Kurland began his professional career in 1975 in public accounting, practicing as a CPA for the firm now known as Grant Thornton. He spent 27 years at Countrywide Financial Corporation in various executive positions including Chief Financial Officer, then President and Chief Operating Officer until his departure from Countrywide in 2006. During his tenure at the company, Countrywide grew from just over $1 million dollars in market capitalization to a leading financial services firm with over $25 billion in market value.

In 2008, Mr. Kurland founded PennyMac in partnership with BlackRock Mortgage Ventures, LLC and HC Partners, formerly Highfields Capital Management. Under his leadership, PFSI became one of the largest residential mortgage lenders and servicers in the U.S. and now employs over 6,000 people across the country. Mr. Kurland served as PMT’s Chairman and CEO until 2016 when he was appointed Executive Chairman. He retired from day-to-day responsibilities in 2020 but remained a trusted guide for the company.

The Kurland family requests that in lieu of flowers donations be made to the UCLA Brain Tumor Program via the following link: bit.ly/StanfordKurland

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.